Calculation of Filing Fee Tables
S-8
Teladoc Health, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	1,780,000	$ 7.60	$ 13,528,000.00	0.0001381	$ 1,868.22
Total Offering Amounts:						$ 13,528,000.00		$ 1,868.22
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,868.22
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (the "Registration Statement") shall also cover any additional shares of common stock, par value $0.001 per share ("Common Stock"), of Teladoc Health, Inc. (the "Registrant") that become issuable under the Teladoc Health, Inc. 2023 Employment Inducement Incentive Award Plan, as amended (the "2023 EIIAP") by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on December 9, 2025. (3) Represents the additional shares of Common Stock available for issuance under the 2023 EIIAP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A